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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

December 30, 2013
Date of Report (Date of earliest event reported)

SOLLENSYS CORP.
(Exact name of small business issuer as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	333-174581 (Commission File Number)	80-0651816 (IRS Employer Identification Number)

2570 N. First Street, Suite 200
San Jose, California 95131
(Address of principal executive offices)

(408) 273-4583
 (Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

SECTION 1 - REGISTRANT’S BUSINESS AND OPERTIONS

SECTION 8 - OTHER EVENTS

Item 8.01 - Other Events

By filing this current report on Form 8-K, Sollensys Corp. (the 'Company') reports that it is continuing efforts to re-start the operations of its Korean production subsidiary. Key challenges at present are to: raise funds to provide working capital, resolve a legal challenge from the Korea Institute for Advancement of Technology ('KIAT') and assess recapitalization and/or restructuring alternatives.

As previously reported in Note 5 of our 2011 audited financial statements filed with EDGAR system on April 22, 2013, the lawsuit against Sollensys Korea (the "Subsidiary") by KIAT is based upon the Subsidiary being selected by the Korean government as a technology development company for “2011 Touch Convergence Cluster Project,” subsequent to which it received US$414,000 in Korean government subsidies in 2011 for the technology development. In January 2012, the Subsidiary suspended operations and all of the employees resigned due to shortage of operating funds. As a consequence, the ongoing technology development was suspended and the Subsidiary was unable to submit regular timely technology development status reports to KIAT.
During 2012 and up to December 30, 2013, KIAT and the Subsidiary have had a series of meetings in efforts to reach a resolution, but no agreement has yet been made. This lawsuit is in its early stage and the result cannot be reasonably estimated at this time, but the Subsidiary believes its maximum loss would be US$414,000, plus interest and court costs. No assets of the Subsidiary have been seized by KIAT in regards to this lawsuit.

With respect to our financial situation, we continue to work with investors and our creditors to assess various financial re-structuring alternatives, which may include creditor protection. We expect to report again soon regarding our recapitalizing and/or restructuring plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLLENSYS CORP.

/s/ Frank Woo
Frank Woo,
Chair & Chief Executive Officer,
Director
Dated:  December 30, 2013